5445 Conestoga Court, Suite 150 Boulder, Colorado 80301

EXTREMELY IMPORTANT

August 14, 2024

Re: Sonoma Pharmaceuticals, Inc. Annual Meeting

Dear Fellow Stockholder:

We have been trying to get in touch with you regarding a very important matter pertaining to the shares you hold in Sonoma Pharmaceuticals, Inc. (the “Company”). This matter relates to an important proposal which requires your response. If we do not receive your vote, we may have to adjourn and continue to request stockholder participation to reach a required quorum. The Annual Meeting of Stockholders is currently scheduled to be held on August 23, 2024, at 11:00 a.m. local time.

It is very important that we speak to you regarding this matter. The call will only take a few moments of your time and there is no confidential information required.

Please contact D.F. King toll-free at (877) 283-0320 between 9:00 a.m. and 10:00 p.m. Eastern time Monday through Friday. At the time of the call please reference the number listed below.

If you have any questions about the proposal, please reach out to us at (800) 759-9305 to schedule time to discuss with me.

Thank you.

Sincerely yours,

Amy Trombly

Chief Executive Officer

Sonoma Pharmaceuticals, Inc.